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EXHIBIT 10(r)

The Dow Chemical Company
Elective Deferral Plan

(Amended and Restated as of January 1, 2001, except as otherwise provided herein)

Article I
PURPOSE AND EFFECTIVE DATE

    The purpose of The Dow Chemical Company Elective Deferral Plan ("Plan") is to aid The Dow Chemical Company and its subsidiaries in retaining and attracting executive employees by providing them with tax deferred savings opportunities. The Plan provides a select group of management and highly compensated employees, within the meaning of Sections 201(2), 301(a)3 and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and therefore exempt from Parts 2, 3, and 4 of Title I of ERISA, of The Dow Chemical Company with the opportunity to elect to defer receipt of specified portions of compensation, and to have these deferred amounts treated as if invested in specified Hypothetical Investment Benchmarks. The Plan shall be effective for deferral elections made hereunder on or after January 1, 2001. The benefits provided under the Plan shall be provided in consideration for services to be performed after the effective date of the Plan, but prior to the executive's retirement.

    Effective December 15, 1994, The Dow Chemical Company originally adopted The Dow Chemical Company Elective Deferral Plan. Minor amendments were made to the Plan on December 11, 1997. On October 19, 2000 the Company amended and restated the Plan, to be effective as of January 1, 2001, to read as set forth in this Plan document.

Article II
DEFINITIONS

    For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

    Section 2.01.  Administrator.  "Administrator" means the Retirement Board appointed under the Dow Employees' Pension Plan.

    Section 2.02.  Base Salary.  "Base Salary" means the annual base rate of pay from the Company (excluding Performance Awards, commissions, relocation expenses, and other non-regular forms of compensation) before deductions under (A) deferrals pursuant to Section 4.02 and (B) contributions made on his or her behalf to any qualified plan maintained by the Company or to any cafeteria plan under Section 125 of the Internal Revenue Code maintained by the Company.

    Section 2.03.  Base Salary Deferral.  "Base Salary Deferral" means the amount of a Participant's Base Salary which the Participant elects to have withheld on a pre-tax basis from his Base Salary and credited to his or her Deferral Account pursuant to Section 4.02.

    Section 2.04.  Beneficiary.  "Beneficiary" means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article VIII.

    Section 2.05.  Board.  "Board" means the Board of Directors of The Dow Chemical Company.

    Section 2.06.  Change of Control.  For purposes of this Plan, a "Change of Control" shall be deemed to have occurred upon: (i) the dissolution or liquidation of The Dow Chemical Company; (ii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not a surviving corporation; (iii) approval by the stockholders of the Company of any sale, lease, exchange, or other transfer (in one or series of transactions) of all or substantially all of the assets of the Company; (iv) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of the voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving corporation immediately after such merger or consolidation, or (v) a change of fifty-one percent (51%) (rounded to the next whole person) in the membership of the Board of Directors of the Company within a twenty-four (24) month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of eighty-five percent (85%) (rounded to the next whole person) of the directors still in office who were in office at the beginning of the twenty-four month period.

    Section 2.07.  Common Stock.  "Common Stock" means the common stock of The Dow Chemical Company.

    Section 2.08.  Company.  "Company" means The Dow Chemical Company, its successors, any subsidiary or affiliated organizations authorized by the Board or The Dow Chemical Company Retirement Board to participate in the Plan and any organization into which or with which The Dow Chemical Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

    Section 2.09.  Deferral Account.  "Deferral Account" means the notional account established for record keeping purposes for each Participant pursuant to Article VI.

    Section 2.10.  Deferral Period.  "Deferral Period" is defined in Section 4.02.

    Section 2.11.  Deferred Amount.  "Deferred Amount" is defined in Section 4.02.

    Section 2.12.  Designee.  "Designee" shall mean the Company's North American Compensation Resource Center to whom the Retirement Board has delegated the authority to take action under the Plan.

    Section 2.13.  Disability.  "Disability" means eligibility for disability benefits under the terms of the Company's Long-Term Disability Plan maintained by the Company. The Retirement Board, in its complete and sole discretion, shall determine a Participant's disability. The Administrator may require that the Participant submit to an examination on an annual basis, at the expense of the Company, by a competent physician or medical clinic selected by the Retirement Board to confirm Disability. On the basis of such medical evidence, the determination of the Retirement Board as to whether or not a condition of Disability exists or continues shall be conclusive.

    Section 2.14.  Eligible Compensation.  "Eligible Compensation" means any Base Salary, Performance Awards or Other Bonuses.

    Section 2.15.  Eligible Employee.  "Eligible Employee" means a key employee of the Company or any of its allied businesses designated as participating in the Plan who: (i) is a United States employee or an expatriate who is based and paid in the U.S., (ii) is a member of the functional specialist/functional leader or global leadership job families, (iii) has a job level of L2 or higher, (iv) is eligible for participation in the Savings Plan, (v) is designated by the Administrator as eligible to participate in the Plan as of September 30 for deferral of Base Salary and Performance Awards, and (vi) qualifies as a member of the "select group of management or highly compensated employees" under ERISA.

    Section 2.16.  ERISA.  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    Section 2.17.  Fair Market Value.  "Fair Market Value" of a share of Common Stock means the closing price of the Company's Common Stock on the New York Stock Exchange on the most recent day on which the Common Stock was so traded that precedes the date the Fair Market Value is to be determined. The definition of Fair Market Value in this Section shall be exclusively used to determine the values of a Participant's interest in The Dow Chemical Company Stock Index Fund (defined in Section 6.02(b)) for all relevant purposes under the Plan.

    Section 2.18.  Form of Payment.  "Form of Payment" means payment in one lump sum or in substantially equal monthly, quarterly or annual installments not to exceed 15 years.

    Section 2.19.  Hardship Withdrawal.  "Hardship Withdrawal" means the early payment of all or part of the balance in a Deferral Account(s) in the event of an Unforeseeable Emergency.

    Section 2.20.  Hypothetical Investment Benchmark.  "Hypothetical Investment Benchmark" shall mean the phantom investment benchmarks which are used to measure the return credited to a Participant's Deferral Account.

    Section 2.21.  Matching Contribution.  "Matching Contribution" means the amount of annual matching contribution that the Company will make to the plan.

    Section 2.22.  Other Bonus.  "Other Bonus" means the amount awarded to a Participant for a Plan Year under any other incentive plan maintained by the Company that has been established and authorized as eligible for deferral.

    Section 2.23.  Other Deferral.  "Other Deferral" means the amount of a Participant's Other Bonus which the Participant elects to have withheld on a pre-tax basis credited to his or her account pursuant to Section 4.02.

    Section 2.24.  Participant.  "Participant" means any individual who is eligible and makes an election to participate in this Plan by filing a Participation Agreement as provided in Article IV.

    Section 2.25.  Participation Agreement.  "Participation Agreement" means an agreement filed by a Participant in accordance with Article IV.

    Section 2.26.  Performance Awards.  "Performance Awards" means the amount paid in cash to the Participant by the Company in the form of annual incentive bonuses for a Plan Year.

    Section 2.27.  Performance Deferral.  "Performance Deferral" means the amount of a Participant's Performance Award which the Participant elects to have withheld on a pre-tax basis from his or her Performance Award and credited to his or her account pursuant to Section 4.02.

    Section 2.28.  Phantom Share Units.  "Phantom Share Units" means units of deemed investment in shares of The Dow Chemical Company Common Stock so determined under Section 6.02(b).

    Section 2.29.  Plan Year.  "Plan Year" means a twelve-month period beginning January 1 and ending the following December 31.

    Section 2.30.  Retirement.  "Retirement" means normal or early retirement of a Participant from the Company after attaining age 65 or age 50 with at least ten years of service (in accordance with the method of determining years of service adopted by the Company) under the Dow Employees' Pension Plan.

    Section 2.31.  Retirement Board.  "Retirement Board" means the general administrator of the Plan appointed under the Dow Employees' Pension Plan.

    Section 2.32.  Savings Plan.  "Savings Plan" means The Dow Chemical Company Employees' Savings Plan as it currently exists and as it may subsequently be amended.

    Section 2.33.  Termination of Employment.  "Termination of Employment" means the cessation of a Participant's services as an employee of the Company, whether voluntary or involuntary, for any reason other than Retirement, Disability or Death.

    Section 2.34.  Unforeseeable Emergency.  "Unforeseeable Emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Administrator.

    Section 2.35.  Valuation Date.  "Valuation Date" means the last day of each calendar month or such other date as the Administrator in its sole discretion may determine.

Article III
ADMINISTRATION

    Section 3.01.  Administrator Duties.  This Plan shall be administered by The Dow Chemical Company Retirement Board. The Retirement Board shall consist of not less than three members who may, but need not, be employed by the Company. Each person appointed to the Retirement Board shall signify acceptance of his or her position and may resign by delivery of a written notice to the Company. The Company may remove any member at its pleasure by delivery of a written notice to the member. In the event of any vacancy in membership, the Company shall (or, if at least three members are then serving, may in its discretion) appoint a successor to fill the vacancy in office; provided, however, that the Retirement Board may exercise its full authority and discretion notwithstanding the existence of any vacancy. Members shall serve without compensation for their services. The Retirement Board shall act by a majority of its members by vote at a meeting or by unanimous consent in writing. If all members of the Retirement Board are not available, a quorum, consisting of three (3) members of the Retirement Board, may act by a majority of the quorum. It may authorize one or more of its members to execute documents in its behalf. Any person, upon written notification of the authorization, shall accept and rely upon that authorization until notified in writing that the Retirement Board has revoked the authorization. The Retirement Board shall appoint a secretary (who may or may not be a Retirement Board member) to keep all minutes of its meetings and to receive and deliver all notices. The secretary shall record and, where appropriate, communicate to all persons affected all delegations made by the Retirement Board of its responsibilities, any rules and procedures adopted by the Retirement Board and all other formal actions taken by the Retirement Board. No member of the Retirement Board shall vote or act on any matter relating solely to him/herself. The Administrator may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting and waiver of notice of such meeting.

    The Dow Chemical Company Retirement Board shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers that are specially vested in any other person administering this Plan by the Administrator. The Administrator may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Administrator shall be conclusive and binding on the Company, Participants and Beneficiaries.

    The Dow Chemical Company Retirement Board has delegated to the North American Compensation Resource Center responsibility for performing certain administrative and ministerial functions under this Plan. The Designee shall be responsible for determining in the first instance issues related to eligibility, Hypothetical Investment Benchmarks, distribution of Deferred Amounts, determination of account balances, crediting of hypothetical earnings and debiting of hypothetical losses and of distributions, withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan. The Dow Chemical Company Retirement Board shall have discretion to delegate such additional duties as it may determine. The Designee may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

    Neither The Dow Chemical Company nor a member of the Board nor member of the Retirement Board nor any Designee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan.

    The Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Company (including the heirs, executors, administrators and other personal representatives of such person), each member of The Dow Chemical Company Retirement Board and Designees against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company, the Administrator or Designee.

    Any expense incurred by the Company or the Administrator relative to the administration of this Plan shall be paid by the Company and/or may be deducted from the Deferral Accounts of the Participants as determined by the Administrator or Designee.

    Section 3.02.  Claim Procedure.  If a Participant or Beneficiary makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. All claims for benefits under this Plan shall be sent to the Designee. If the Designee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Designee shall inform the claimant in writing of such determination and the reasons therefor in terms calculated to be understood by the claimant. The notice shall be sent within 60 days of the claim unless the Designee determines that additional time, not exceeding 60 additional days, is needed and so notifies the claimant. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary to perfect the claim. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 60 days thereafter submit in writing to the Administrator a notice that the claimant contests the denial of his or her claim and desires a further review by the Administrator. The Administrator shall within 60 days thereafter review the claim and authorize the claimant to review pertinent documents and submit issues and comments relating to the claim to the Administrator. The Administrator will render a final decision on behalf of the Company with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Administrator determines that additional time, not exceeding 60 days, is needed, and so notifies the claimant. If the Administrator fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Company shall be deemed to have denied the claim. If such determination is favorable to the claimant, it shall be binding and conclusive. If such determination is adverse to the claimant, it shall be binding and conclusive unless the claimant notifies the Retirement Board within 90 days after the mailing or delivery to him or her by the Retirement Board of its determination that he or she intends to institute legal proceedings challenging the determination of the Retirement Board, and actually institutes such legal proceeding within 180 days after such mailing or delivery.

Article IV
PARTICIPATION

    Section 4.01.  Participation.  Participation in the Plan shall be limited to executives who (i) meet such eligibility criteria as the Administrator shall establish from time to time, and (ii) elect to participate in this Plan by filing a Participation Agreement with the Administrator. A Participation Agreement must be filed on or prior to the November 30 immediately preceding the Plan Year for which it is effective. The Administrator shall have the discretion to establish special deadlines regarding the filing of Participation Agreements for Participants. Notwithstanding the foregoing, the Retirement Board, in its sole discretion, may permit a newly eligible Participant to submit a Participation Agreement within 30 days of that employee becoming eligible, and deferrals shall commence as soon as practical thereafter. An individual shall not be eligible to elect to participate in this Plan unless the individual is a Participant for the Plan Year for which the election is made. In the event a Participant transfers to a subsidiary of the Company and that subsidiary does not participate in the Plan, the Participant's Deferred Amount shall cease, and the Participant's Deferral Account shall remain in effect until such time as the benefits are distributed as originally elected by the Participant in the Participation Agreement.

    Section 4.02.  Contents of Participation Agreement.  Subject to Article VII, each Participation Agreement shall set forth: (i) the amount of Eligible Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan (the "Deferred Amount"), expressed as either a dollar amount or a percentage of the Base Salary and Performance Awards for such Plan Year or performance period; provided, that the minimum Deferred Amount for any Plan Year or performance period shall not be less than 5% (in 5% increments) of Base Salary and/or 5% (in 5% increments) of Performance Award/Other Bonus; (ii) the maximum Deferred Amount for any Plan Year or performance period shall not exceed 50% of Base Salary and 85% of Performance Award/Other Bonus; (iii) the period after which payment of the Deferred Amount is to be made or begin to be made (the "Deferral Period"), which shall be (A) a specific future year, not greater than the year the Participant reaches age 70 1/2 or (B) the period ending upon the Retirement or prior termination of employment of the Participant; and (iv) the form in which payments are to be made, which may be a lump sum or in substantially equal monthly, quarterly or annual installments not to exceed 15 years. Participation Agreements are to be completed in a format specified by the Administrator.

    Section 4.03.  Modification or Revocation of Election by Participant.  A Participant may not change the amount of his or her Deferred Amount during a Plan Year. A Participant's Participation Agreement may not be made, modified or revoked retroactively, nor may a deferral period be shortened or reduced except as expressly provided in this Plan. For deferrals to occur from Performance Awards, the Participant must be actively employed, an eligible retiree or a member of an entire class of employees identified by the Administrator as eligible under Section 7.10.

Article V
DEFERRED COMPENSATION

    Section 5.01.  Elective Deferred Compensation.  The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited to the Participant's Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant. To the extent that the Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan.

    Section 5.02.  Vesting of Deferral Account.  Except as provided in Section 7.03, a Participant shall be 100% vested in his or her Deferral Account as of each Valuation Date.

Article VI
MAINTENANCE AND INVESTMENT OF ACCOUNTS

    Section 6.01.  Maintenance of Accounts.  Separate Deferral Accounts shall be maintained for each Participant. More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) various Hypothetical Investment Benchmarks and/or (b) separate Participation Agreements specifying different Deferral Periods and/or forms of payment. A Participant's Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrator shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 6.02 and Section 7.03 and distributions pursuant to Article VII with respect to such Deferral Account since the preceding Valuation Date.

    Section 6.02.  Hypothetical Investment Benchmarks.  (a) Each Participant shall be entitled to direct the manner in which his or her Deferral Accounts will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Administrator from time to time, and in accordance with such rules, regulations and procedures as the Administrator may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant's investment elections shall begin to accrue as of the date such Participant's Deferral Amounts are credited to his or her Deferral Accounts.   Participants can reallocate among the Hypothetical Investment Benchmarks on a daily basis. This reallocation capability is extended to the monies associated with deferrals for services performed on or after January 1, 2001. Account balances from deferrals that occurred prior to January 1, 2001 will maintain the investment direction authorized under similar prior plans.

    (b)(i) The Hypothetical Investment Benchmarks available for Deferral Accounts will include "The Dow Chemical Company Stock Index Fund." The Dow Chemical Company Stock Index Fund will consist of deemed investments in shares of The Dow Chemical Company Common Stock including reinvestment of dividends, stock splits and without brokerage fees. Deferred Amounts that are deemed to be invested in The Dow Chemical Company Stock Index Fund shall be converted into Phantom Share Units based upon the Fair Market Value of the Common Stock as of the date(s) the Deferred Amounts are to be credited to a Deferral Account. The portion of any Deferral Account that is invested in The Dow Chemical Company Stock Index Fund shall be credited, as of each dividend payment date, with additional Phantom Share Units of Common Stock with respect to cash dividends paid on the Common Stock with record dates during the period beginning on the day after the most recent preceding Valuation Date and ending on such Valuation Date.

    (ii) When a reallocation or a distribution of all or a portion of a Deferral Account that is invested in The Dow Chemical Company Stock Index Fund is to be made, the balance in such a Deferral Account shall be determined by multiplying the Fair Market Value of one share of Common Stock on the most recent Valuation Date preceding the date of such reallocation or distribution by the number of Phantom Share Units to be reallocated or distributed. Upon a distribution, the amounts in The Dow Chemical Company Stock Index Fund shall be distributed in the form of cash having a value equal to the Fair Market Value of a comparable number of actual shares of Common Stock.

    (iii) In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, or other change in the corporate structure of the Company affecting Common Stock, or a sale by the Company of all or part of its assets, or any distribution to stockholders other than a normal cash dividend, then the Administrator may make appropriate adjustments to the number of deemed shares credited to any Deferral Account. The determination of The Dow Chemical Company Retirement Board as to such adjustments, if any, to be made shall be conclusive.

    (iv) Notwithstanding any other provision of this Plan, the Administrator shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to his or her Deferral Account is deemed to be an exempt purchase for purposes of such Section 16(b), including without limitation requiring that no shares of Common Stock or cash relating to such deemed shares may be distributed for six months after being credited to such Deferral Account.

    Section 6.03.  Statement of Accounts.  Each Participant shall be issued quarterly statements of his or her Deferral Account(s) in such form as the Administrator deems desirable, setting forth the balance to the credit of such Participant in his or her Deferral Account(s) as of the end of the most recently completed quarter.

    Section 6.04.  Participant Fees.  A Participant in the Plan agrees to an administrative fee of sixty dollars ($60) per year that will be deducted from the Participant's Deferral Account on December 1 of each year in which the Participant has a Deferral Account balance.

Article VII
BENEFITS

    Section 7.01.  Time and Form of Payment.  At the end of the Deferral Period for each Deferral Account, the Company shall pay to the Participant the balance of such Deferral Account at the time or times elected by the Participant in the applicable Participation Agreement. If the Participant has elected to receive payments from a Deferral Account in a lump sum, the Company shall pay the balance in such Deferral Account (determined as of the most recent Valuation Date preceding the end of the Deferral Period) in a lump sum in cash on the January 31st after the end of the Deferral Period. If the Participant has elected to receive payments from a Deferral Account in installments, the Company shall make cash only payments from such Deferral Account, each of which annual amount shall consist of an amount equal to (i) the balance of such Deferral Account as of the most recent annual Valuation Date preceding the first annual payment date times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installment years (including the installment being paid). The first such installment shall be paid on the January 31st after the end of the Deferral Period and each subsequent installment shall be paid on or about the anniversary of such first payment or in quarterly or monthly intervals, if selected. Each such installment shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Deferral Account (if there is more than one such deemed investment).

    For Participants who elect to commence distribution of benefits upon Retirement, the lump sum cash payment or the first installment shall be paid on the January 31st after Retirement.

    Notwithstanding any of the foregoing, Deferred Account distributions must begin no later than the January 31st after the calendar year in which the Participant reaches age 70 1/2.

    Section 7.02.  Changing Form of Benefit.  Participants may elect an alternative form of payout as available under Section 7.01 by written election filed with the Administrator; provided, however, that the Participant files the election in the prior tax year and at least six (6) months prior to the date the benefit payments are to commence.

    If the Participant files the election in the year that the benefit payments are to commence or in the prior year but less than six (6) months prior to the date of benefit commencement, the Participant will have his or her Deferral Account reduced by ten percent (10%) at the Valuation Date immediately prior to commencement of payments, and, for future deferrals only, all Participation Agreements previously filed by such Participant shall be null and void after such election is filed (including without limitation Participation Agreements with respect to Plan Years or performance periods that have not yet been completed), and such a Participant shall not thereafter be entitled to file any Participation Agreements under the Plan with respect to the first Plan Year that begins after such election is made.

    Section 7.03.  Matching Contribution.  Each Participant who elects to make deferrals of Eligible Compensation to the Plan will be credited with a Matching Contribution utilizing the same formula authorized under the Savings Plan for employer matching contributions. For purposes of calculating the match under this Plan, the Company will assume each Participant is contributing the maximum allowable amount to the Savings Plan and receiving a match thereon. This assumed match from the Savings Plan will be offset from the Matching Contribution calculated under provisions of the Elective Deferral Plan. Notwithstanding the foregoing, the sum of the Matching Contribution under the Plan plus the assumed employer matching contributions under the Savings Plan may not exceed fifteen thousand dollars ($15,000) in each Plan Year. The amount of the Matching Contribution may be based on a formula that takes into account a Participant's overall compensation and may be subject to maximum or minimum limitations. The Matching Contribution shall be credited to the Deferral Account as of the first day of the following Plan Year that the financial markets are open. The Matching Contribution shall be invested among the same Hypothetical Investment Benchmarks as defined in 6.02 in the same proportion as the elections made by the Participant governing the Base Salary deferrals of the Participant. The Matching Contribution shall be distributed to the Participant according to the election made by the Participant governing his or her Base Salary deferrals and will vest one hundred percent (100%) on the date credited to the Participant's account.

    Section 7.04.  Retirement.  Subject to Section 7.01 and Section 7.11 hereof, if a Participant has elected to have the balance of his or her Deferral Account distributed upon Retirement or after a Specific Future Year, the account balance of the Participant (determined as of the most recent Valuation Date preceding the end of the Deferral Period) shall be distributed in installments or a lump sum in accordance with the Plan and as elected in the Participation Agreement. Notwithstanding any of the foregoing, Deferred Account distributions must begin no later than the January 31st after the calendar year in which the Participant reaches age 70 1/2.

    Section 7.05.  Distributions after Specific Future Year.  Subject to Section 7.01 and Section 7.11 hereof, if a Participant has elected to defer Eligible Compensation under the Plan until a stated future year, the account balance of the Participant (determined as of the most recent Valuation Date preceding such Deferral Period) shall be distributed in installments or a lump sum in accordance with the Plan and as elected in the Participation Agreement. Notwithstanding any of the foregoing, Deferred Account distributions must begin no later than the January 31st after the calendar year in which the Participant reaches age 70 1/2.

    Section 7.06.  Pre-Retirement Survivor Benefit.  If a Participant dies prior to Retirement and prior to receiving full payment of his or her Deferral Account(s), the Company shall pay the remaining balance (determined as of the most recent Valuation Date preceding such event) to the Participant's Beneficiary or Beneficiaries (as the case may be) according to the form elected by the Participant as a part of the Participation Agreement. In the event that installment payments are elected, the Company shall continue to credit interest on the unpaid balance of the Deferral Account subject to Section 6.02(a) hereof, based on the Participant's investment elections. Participant's Beneficiary may request acceleration of timing and form of payment by filing a written designation with the Administrator within 60 days of the death of the Participant, provided that such change shall not be effective until the January 31st after the calendar year of the Participant's death.

    Section 7.07.  Post-Retirement Survivor Benefit.  If a Participant dies after Retirement and prior to receiving full payment of his or her Deferral Account(s), the Company shall pay the remaining balance (determined as of the most recent Valuation Date preceding such event) to the Participant's Beneficiary or Beneficiaries (as the case may be) according to the form elected by the Participant as a part of the Participation Agreement. In the event that installment payments are elected, the Company shall continue to credit interest on the unpaid balance of the Deferral Account subject to Section 6.02(a) hereof, based on the Participant's investment elections. Participant's Beneficiary may request acceleration of timing and form of payment by filing a written designation with the Administrator within 60 days of the death of the Participant, provided that such change shall not be effective until the January 31st after the calendar year of the Participant's death.

    Section 7.08.  Disability.  If a Participant suffers a Disability, the Participant's Deferred Amount shall cease, and the Company shall pay the benefit described in section 7.01. Participant may request acceleration of timing and form of payment by filing a written designation with the Administrator within 60 days of the determination of Disability of the Participant, provided that such change shall not be effective until the January 31st after the calendar year of the Participant's Disability.

    Section 7.09.  Termination of Employment.  In the event of Termination of Employment which takes place prior to eligibility for Retirement, the Company shall pay the benefits described in section 7.01 in a single lump sum payment as soon as practicable after the Termination of Employment.

    Section 7.10.  Merger, Joint Venture or Sale of Business Exception.  Notwithstanding any of the foregoing, if the Termination of Employment occurs as a direct result of a merger, joint venture or sale of a subsidiary, division, business or other unit of the Company, or as a result of transfer of the Participant to a Non-Participating Subsidiary or Joint Venture, as determined by the Administrator, the Administrator may, in its sole discretion,

     (i) elect to waive the lump sum distribution of benefits for an entire class of affected employees transferring to the joint venture. In cases where this election is made by the Administrator, the Participant's Base Salary Deferrals shall cease and the Participant's Deferral Account shall remain deferred, in accordance with the distribution elected in the Participation Agreement, until the Participant's termination of employment from the joint venture, provided however, the Participant is employed by the joint venture until at least age 50; in cases where the Participant is not 50 years old at the time of termination of employment from the entity, the Company shall pay to the Participant a lump sum termination benefit equal to the balance of the Deferral Account as of the Valuation Date. If the Company terminates its ownership interest in the joint venture, the Participant's Deferral Account shall remain deferred, in accordance with the distribution elected in the Participation Agreement, until the Participant's termination of employment from the remaining joint venture partners, provided however, the Participant is employed by the remaining joint venture partners until at least age 50; in cases where the Participant is not 50 years old at the time of termination of employment from the remaining joint venture partners, the Company shall pay to the Participant a lump sum termination benefit equal to the balance of the Deferral Account as of the Valuation Date.

    (ii) elect to waive the lump sum distribution of benefits for an entire class of affected employees of a sale. In cases where this election is made by the Administrator, the Participant's Base Salary Deferrals shall cease and the Participant's Deferral Account shall remain in effect until such time as the benefits are distributed to Participants in accordance with the distribution elected in the Participation Agreement, provided however, the Participant is employed by the purchaser until at least age 50; in cases where the Participant is not 50 years old at the time of termination of employment from the purchaser, the Company shall pay to the Participant a lump sum termination benefit equal to the balance of the Deferral Account as of the Valuation Date.

    (iii) elect to permit the Performance Deferral for an entire class of affected employees transferring to the joint venture. In cases where this election is made by the Administrator, the award will be credited to the Participant's Deferral Account and the Participant's Deferral Account shall remain in effect until such time as benefits are distributed to Participants as provided under Section 7.10 (i).

    (iv) elect to permit the Performance Deferral for an entire class of affected employees of a sale. In cases where this election is made by the Administrator, the award will be credited to the

Participant's Deferral Account and the Participant's Deferral Account shall remain in effect until such time as the benefits are distributed to Participants as provided under Section 7.10 (ii).

    Participants who retire or terminate after merger, joint venture or sale of a subsidiary, division, business or other unit of the Company, or as a result of transfer of the Participant to a Non-Participating Subsidiary or Joint Venture assume the personal responsibility to notify The Dow Chemical Company of their status change. Failure to promptly notify the Company may result in the loss of earnings beyond the status change date.

    Section 7.11.  Small Benefit Election.  Notwithstanding any of the foregoing, in the event the sum of all benefits payable to the Participant or Beneficiary(ies) is less than or equal to ten thousand dollars ($10,000), the Administrator may, in its sole discretion, elect to pay such benefits in a single lump sum. The Administrator may also, in its sole discretion, elect to change monthly payments so they are at least three hundred dollars ($300) by reducing the number of monthly installments.

    Section 7.12.  Hardship Withdrawals.  Notwithstanding the provisions of Section 7.01 and any Participation Agreement, a Participant's on-going Deferred Amount shall cease and a Participant shall be entitled to early payment of all or part of the balance in his or her Deferral Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 7.12. A distribution pursuant to this Section 7.12 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan. An application for an early payment under this Section 7.12 shall be made to the Administrator in such form and in accordance with such procedures as the Administrator shall determine from time to time. The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 7.12 shall be made by the Administrator.

    Section 7.13.  Voluntary Early Withdrawal.  Notwithstanding the provisions of Section 7.01 and any Participation Agreement, a Participant shall be entitled to elect to withdraw all or a portion of the balance in his or her Deferral Account(s) in accordance with this Section 7.13 by filing with the Administrator such forms, in accordance with such procedures, as the Administrator shall determine from time to time. As soon as practicable after receipt of such form by the Administrator, the Company shall pay an amount equal to ninety (90) percent of the amount elected for withdrawal (determined as of the most recent Valuation Date preceding the date such election is filed) to the electing Participant in a lump sum in cash, and the Participant shall forfeit the remaining ten (10) percent of the amount elected for withdrawal. For future deferrals only, all Participation Agreements previously filed by a Participant who elects to make a withdrawal under this Section 7.13 shall be null and void after such election is filed (including without limitation Participation Agreements with respect to Plan Years or performance periods that have not yet been completed), and such a Participant shall not thereafter be entitled to file any Participation Agreements under the Plan with respect to the first Plan Year that begins after such election is made.

    Section 7.14.  Change of Control.  An eligible employee may, when completing a Participation Agreement during the enrollment period, elect that, if a Change of Control occurs, the Participant (or after the Participant's death the Participant's Beneficiary) shall receive a lump sum payment of the balance of the Deferral Account within thirty (30) days after the Change of Control. This election may be changed only during a 30-day period ending on November 30 of each calendar year and shall apply to the entire Deferral Account both before and after Retirement. The Deferral Account balance shall be determined as of the most recent Valuation Date preceding the month in which Change of Control occurs. All Participation Agreements previously filed by a Participant who receives a distribution under this Section 7.14 shall be null and void (including without limitation Participation Agreements with respect to Plan Years or performance periods that have not yet been completed), and such a

Participant shall not thereafter be entitled to file any Participation Agreements under the Plan with respect to the first Plan Year that begins after such distribution is made.

    Section 7.15.  Discretionary Company Contributions.  The Company may at any time contribute a discretionary Company contribution. The amount of the discretionary contribution may vary from payroll period to payroll period throughout the Plan Year, may be based on a formula which takes into account a Participant's overall compensation, and otherwise may be subject to maximum or minimum limitations. The discretionary contribution shall be invested among the same Hypothetical Investment Benchmarks as defined in 6.02 in the same proportion as the elections made by the Participant governing the deferrals of the Participant. The discretionary contribution shall be distributed to the Participant according to the election made by the Participant governing his or her deferrals. The vesting schedule shall be at the sole discretion of the Plan Administrator.

    Section 7.16.  Withholding of Taxes.  Notwithstanding any other provision of this Plan, the Company shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

Article VIII
BENEFICIARY DESIGNATION

    Section 8.01.  Beneficiary Designation.  Each Participant shall have the right, at any time, to designate any person, persons or entity as his or her Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrator, on such form and in accordance with such procedures as the Administrator shall establish from time to time.

    Section 8.02.  No Beneficiary Designation.  If a Participant or Beneficiary fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or his or her Beneficiary, then the Participant's Beneficiary shall be deemed to be, in the following order:

  (a)
  to the spouse of such person, if any;

  (b)
  to the children of such person, if any;

  (c)
  to the beneficiary of the Company Paid Life Insurance of such person, if any;

  (d)
  to the beneficiary of the Executive Split Dollar Life Insurance of such person, if any;

  (e)
  to the beneficiary of any Company-sponsored life insurance policy for which the Company pays all or part of the premium of such person, if any; or

  (f)
  to the deceased person's estate.

Article IX
AMENDMENT AND TERMINATION OF PLAN

    Section 9.01.  Amendment.  The Board may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect.

    Section 9.02.  Company's Right to Terminate.  The Board may at any time terminate the Plan with respect to future Participation Agreements. The Board may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company, and upon any such termination, the Company shall pay to the Participant the benefits the Participant is entitled to receive under the Plan as monthly installments over a three

(3) year period commencing within ninety (90) days (determined as of the most recent Valuation Date preceding the termination date).

Article X
MISCELLANEOUS

    Section 10.01.  Unfunded Plan.  This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201, 301 and 401 of ERISA and therefore meant to be exempt from Parts 2, 3 and 4 of Title I of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations under the Plan.

    Section 10.02.  Nonassignability.  Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

    Section 10.03.  Validity and Severability.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    Section 10.04.  Governing Law.  The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Delaware, without reference to principles of conflict of law, except to the extent preempted by federal law.

    Section 10.05.  Employment Status.  This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee of the Company or change the status of the Participant's employment or the policies of the Company and its affiliates regarding termination of employment.

    Section 10.06.  Underlying Incentive Plans and Programs.  Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the incentive plans and programs pursuant to which Performance Awards are earned and which are deferred under this Plan.

    Section 10.07.  Severance.  Payments from the Executive Severance Supplement equal to six months' Base Salary will be credited to the Participant's Deferral Account subject to the same earnings methods and distribution elections most recently elected by the Participant governing his or her Base Salary deferrals. The Executive Severance Supplement for individuals who do not have an established Deferral Account will be deemed to be invested using the U.S. Treasury Note Hypothetical Investment Benchmark and a ten year payout distribution election.

    Section 10.08.  Successors of the Company.  The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

    Section 10.09.  Waiver of Breach.  The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

    Section 10.10.  Notice.  Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of the Company, directed to the attention of the Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

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The Dow Chemical Company Elective Deferral Plan
(Amended and Restated as of January 1, 2001, except as otherwise provided herein)
Article I PURPOSE AND EFFECTIVE DATE
Article II DEFINITIONS
Article III ADMINISTRATION
Article IV PARTICIPATION
Article V DEFERRED COMPENSATION
Article VI MAINTENANCE AND INVESTMENT OF ACCOUNTS
Article VII BENEFITS
Article VIII BENEFICIARY DESIGNATION
Article IX AMENDMENT AND TERMINATION OF PLAN
Article X MISCELLANEOUS